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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 16, 2002

BOSS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23204 (Commission File Number)	58—1972066 (IRS Employer Identification No.)

221 West First Street
Kewanee, Illinois 61443
(Address of Principal Executive Offices)

(800) 447-4581
(Registrant's Telephone Number)

Item 5.    Other Events

        On October 16, 2002, Boss Pet Products, Inc. ("Boss Pet"), a newly-formed, indirect subsidiary of Boss Holdings, Inc. ("BSHI"), purchased certain of the assets of RocCorp, Inc., an Ohio corporation ("Roccorp"), consisting of Roccorp's pet restraint, pet shampoo and pet chemical business ("Purchased Business"). Roccorp had defaulted on its bank loans and substantially all its assets, including the Purchased Business, were repossessed by Roccorp's secured lender, Unizan Bank, N.A. ("Unizan"). Boss Pet acquired the assets of the Purchased Business from Unizan for a cash purchase price of $211,000. BSHI utilized its internal funds to acquire these assets. The purchased assets include furniture and fixtures located at Roccorp's former manufacturing and distribution plant in Brunswick, Ohio, as well as all inventory, machinery, equipment, trademarks, patents and other tangible and intangible personal property used in the Purchased Business. Unizan retained and is anticipated to liquidate Roccorp's cash accounts and accounts receivable, as well as inventory and equipment used in Roccorp's cat furniture business.

        In connection with the asset purchase, Boss Pet entered into Non-Competition and Release Agreements ("Non-Competes") with William E. Donze, Jr. and Thomas Bonda, former officers and shareholders of Roccorp. Under the terms of Mr. Bonda's Non-Compete, Boss Pet paid Mr. Bonda $75,000 in exchange for his agreements not to disclose confidential information concerning the Purchased Business and to refrain from competing with Boss Pet for a period of twelve months. Mr. Donze's Non-Compete also contains a similar confidentiality provision and restricts him from competing with Boss Pet for a period of two years. Mr. Donze was not paid any separate compensation for his Non-Compete, but will consult with and assist Boss Pet in its operations and customer relations during the transition period. Each of Mr. Donze and Mr. Bonda have released any claims or potential claims each may have or could have against Boss Pet or BSHI in connection with the purchase transaction.

        Roccorp's line of pet cables, restraints, shampoo and chemicals generated sales of approximately $2,256,000 during 2001 and approximately $1,486,000 during the first seven months of 2002. Boss Pet intends to devote the assets of the Purchased Business to the same product lines previously operated by Roccorp. BSHI believes that these product lines will complement and expand the business of its Warren Pet division. During the last several years over 80% of Roccorp's sales in the Purchased Business have been to a few large customers, including PetsMart and Wolverton, Inc. Although Boss Pet believes that such customers can be retained, none of the sales are under long-term contract and Boss Pet is not assured of retaining these significant customers. Boss Pet has hired most of Roccorp's former production employees and will begin filling product orders immediately.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSS HOLDINGS, INC.
By:	/s/ J. BRUCE LANCASTER J. Bruce Lancaster, Executive Vice President
Date: October 17, 2002

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  Item 5. Other Events
SIGNATURES